400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net EastGroup Properties Announces New Directors JACKSON, MISSISSIPPI, October 1, 2026 — EastGroup Properties, Inc. (NYSE: EGP) (the “Company” or “EastGroup”) announced today that Bethany Logan Ropa and Robyn R. Werner have been appointed to the EastGroup board of directors (the “Board”) effective October 1, 2026. Their appointments expand the Company’s Board to nine directors, eight of whom are independent. Since 2025, Ms. Ropa has served as Chief Financial Officer of JE Dunn Construction Group (“JE Dunn”), a privately held general contractor focused on building large commercial projects across the United States. She previously served on JE Dunn’s board of directors from 2021 to 2024, including serving as Chair of the Nominating and Governance Committee. From 2008 to 2025, Ms. Ropa worked at UBS in the Real Estate, Lodging and Leisure investment banking group, most recently serving as Managing Director and Head of Americas. Ms. Werner, a Certified Public Accountant, was an Assurance Partner with Ernst & Young LLP (“EY”) from 2008 until her retirement in 2025. During her time with EY, she focused on the real estate, hospitality and construction industry and served as the lead partner or quality partner for audits of numerous public real estate investment trusts. Ms. Werner held a variety of leadership roles at EY, including National Real Estate, Hospitality and Construction Assurance Leader; Regional Real Estate, Hospitality and Construction Assurance Leader; and Regional Market Co-leader for the industry sector. Donald F. Colleran, Chairman of the Board, commented, “On behalf of the Board, I am pleased to announce the appointments of Bethany Ropa and Robyn Werner as directors of the Company. With Bethany and Robyn joining the Board, we are excited to expand the Board’s skillsets, and we welcome the varied industry knowledge and expertise that each brings to EastGroup’s Board, its executive team, and our shareholders.” About EastGroup Properties, Inc. EastGroup, a member of the S&P Mid-Cap 400 and Russell 2000 Indexes, is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in high- growth markets throughout the United States with an emphasis in the states of Texas, Florida, California, Arizona and North Carolina. The Company's goal is to maximize shareholder value by being a leading provider in its markets of functional, flexible and quality business distribution space for location sensitive customers (primarily in the 20,000 to 100,000 square foot range). The Company's strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets. The Company’s portfolio, including development projects and value-add acquisitions in lease-up and under construction, currently includes approximately 67.0 million square feet. EastGroup Properties, Inc. press releases are available at www.eastgroup.net. Contact: investor@eastgroup.net